UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )

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DISCOVERY PARTNERS INTERNATIONAL, INC.

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IMPORTANT!

SUPPLEMENT NO. 1 DATED AUGUST 28, 2006

TO

JOINT PROXY STATEMENT/PROSPECTUS DATED AUGUST 8, 2006

Discovery Partners International, Inc. 9640 Towne Center Drive San Diego, California 92121 (858) 455-8600	Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139 (617) 453-1000

SPECIAL MEETING OF STOCKHOLDERS OF DISCOVERY PARTNERS INTERNATIONAL, INC.

AND

SPECIAL MEETING OF STOCKHOLDERS OF INFINITY PHARMACEUTICALS, INC.

To be held on September 12, 2006

The following information supplements and should be read in conjunction with the joint proxy statement/prospectus dated August 8, 2006 of Discovery Partners International, Inc. and Infinity Pharmaceuticals, Inc. relating to the proposed merger combining Discovery Partners International, Inc. and Infinity Pharmaceuticals, Inc., which we previously mailed to you on or about August 10, 2006.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE STOCKHOLDER MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE DISCOVERY PARTNERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE JOINT PROXY STATEMENT/PROSPECTUS AND THIS SUPPLEMENT ARE ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This supplement is dated August 28, 2006, and is first being mailed to stockholders of Discovery Partners and Infinity on or about August 30, 2006.

THE JOINT PROXY STATEMENT/PROSPECTUS AND THIS SUPPLEMENT ARE NOT OFFERS TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Recent Developments

Infinity/MedImmune Collaboration Agreement

Overview

In keeping with Infinity’s strategy of establishing strategic alliances to accelerate and maximize the potential of its programs, on August 25, 2006, Infinity entered into a product development and commercialization agreement with MedImmune, Inc. Pursuant to the agreement, the parties will jointly develop and commercialize novel small molecule cancer drugs targeting Heat Shock Protein 90, or Hsp90, and the Hedgehog cell signaling pathway. In preclinical studies, these targets appear to be implicated in the growth and survival of a broad range of tumor types.

Under the terms of the broad agreement, MedImmune and Infinity will share equally, meaning 50/50, in all development and commercialization costs as well as potential profits from any future marketed products. MedImmune will provide Infinity a license payment of $70 million for co-exclusive rights to the Hsp90 and Hedgehog pathway development programs. This payment will be made in two tranches of $35 million each, with the first being paid within 30 days of the effective date of the agreement and the second being paid on January 5, 2007. In addition, Infinity is entitled to up to $430 million in late-stage development and sales milestone payments from any products resulting from the collaboration, such that total payments to Infinity could equal $500 million, in addition to MedImmune’s 50% share of all development and commercialization expense.

For each of the Hsp90 and Hedgehog pathway programs, the parties contemplate that Infinity will retain primary responsibility for discovery and preclinical development of drug candidates against these targets. MedImmune and Infinity will jointly lead clinical development through first product approval. The parties will jointly develop a worldwide marketing and sales strategy for commercialized products, if any. MedImmune will have the initial right to market and sell such products worldwide while Infinity has the option to co-promote any future products in the United States, contributing up to 35% of the total promotional effort.

Infinity’s lead product candidate, IPI-504, is being developed as an inhibitor of Hsp90, and is currently the subject of two Phase I clinical trials targeting multiple myeloma and gastrointestinal stromal tumors. Infinity’s next most advanced program is directed against the Hedgehog signaling pathway. These programs, which are the subject of the agreement between Infinity and MedImmune, are further discussed in the section titled “Infinity’s Business” in the joint proxy statement / prospectus to which this supplement relates.

Summary of Agreement

The following is a description of the key terms of the agreement:

Research and Development. Each project will be governed by a mutually agreed upon research and development plan to research, develop, manufacture and seek regulatory approval of any products that are successfully developed under the collaboration in at least the United States, Europe and Japan. The parties will share equally the development costs with respect to each project. Infinity will file and own any investigational new drug applications, or INDs, for any product candidates until the earlier of the end of a phase II trial meeting with a regulatory authority or immediately before the initiation of a pivotal clinical trial for such product, after which Infinity would transfer to MedImmune the INDs for each country in which MedImmune has the right to sell such product, as further discussed below. The party with the right to sell any product in a country will have the responsibility to file and own any regulatory approvals for such product in such country. The party with the right to sell any product in the United States will be responsible for tracking safety issues for such product in a global safety database.

Commercialization Rights. MedImmune is initially designated the seller of any products that are successfully developed under the collaboration in each country of the world and would book sales of the products. If MedImmune determines not to sell any such product in a country, it will notify Infinity and, if

Infinity is interested in selling such product, it will have the right to do so provided that Infinity has the necessary capabilities. If Infinity does not assume that right to sell such product in such country, MedImmune may grant licenses to one or more third parties to do so.

If MedImmune is the selling party for a product in the United States, Infinity has the right to participate in up to 35% of the promotional efforts for such product in the United States based on a co-promotion agreement to be negotiated in the future upon imminent approval and commercialization of a product. Infinity will be reimbursed for its co-promotional expenses.

To the extent any products are successfully commercialized under the collaboration, the selling party has agreed to seek to make, use and sell products in accordance with a jointly-agreed upon marketing plan. The party with the right to sell any approved product in the United States will be responsible for manufacturing such product for sale anywhere in the world, subject to a manufacturing and supply agreement to be negotiated. If such party fails to fulfill its supply obligations, the other party may manufacture the product for those countries in which it may sell such product.

Financial Terms and Opt-Out Rights. MedImmune shall be obligated to pay $70 million to Infinity. This payment will be made in two tranches of $35 million each, with the first being paid within 30 days of the effective date of the agreement and the second being paid on January 5, 2007. Assuming that specified development and commercialization milestones are achieved for multiple products for multiple indications, MedImmune has agreed to make milestone payments totaling $430 million, such that total up-front and milestone payments to Infinity could equal $500 million.

MedImmune and Infinity will share equally in all profits and losses incurred with respect to any products unless a party opts out of a project, in which case it shall only be entitled to receive royalties with respect to each product for such project, which royalties are determined based on the stage of development of each product at the time of opt-out.

Either party may opt out of a project by giving 6 months’ written notice to the other party. If one party gives such notice, the other party has 20 days to also opt-out of the project in which case the parties will seek to out-license or sell the project assets or seek to otherwise maximize the value of the project. Any opting-out party is no longer obligated to perform work under the research and development plan and marketing plans for the project, nor pay development costs for the project.

Intellectual Property Rights and Exclusivity. The parties will jointly own any invention and know-how that may be developed by either or both parties during the term of the agreement which invention is directed to the development, manufacture, use or sale of an active pharmaceutical ingredient of a product or is developed in the course of performing activities under the research and development plan. The parties will also jointly own any patent rights that claim such an invention. The foregoing rights are referred to as “collaboration rights”.

On the effective date of the agreement, Infinity will grant MedImmune a co-exclusive license under (a) the collaboration rights, (b) any then-existing intellectual property of Infinity that is directed to the development, use or sale of an active pharmaceutical ingredient of a product, and (c) any intellectual property that is owned or otherwise sublicenseable by Infinity or its affiliates during the term of the agreement, which is useful or necessary to develop, make, use or sell a product. MedImmune may exercise the licenses solely to make, use and sell the relevant products. The licenses will automatically terminate with respect to all products in a project for which MedImmune has opted out, and will automatically terminate for each product in each country for which MedImmune is not the selling party.

On the effective date of the agreement, MedImmune will grant Infinity a co-exclusive license under (a) the collaboration rights and (b) any intellectual property that is owned or otherwise sublicenseable by MedImmune or its affiliates during the term which is useful or necessary to develop, make, use or sell a product. Infinity may exercise the licenses solely to perform its obligations under a research and development plan and to make, use and sell the relevant products for which Infinity is the selling party. The licenses will automatically terminate with respect to all products in a project for which Infinity has opted out.

MedImmune will have the responsibility to file and prosecute any collaboration rights patents and patent applications, for which the parties will mutually agree upon a prosecution strategy. Expenses associated with such patent prosecutions, if any, shall be shared equally by MedImmune and Infinity. Each party will retain the right and obligation to defend its patents and patent applications although if Infinity intends to abandon any intellectual property existing on the effective date of the agreement that is directed to the development, use or sale of an active pharmaceutical ingredient of a product, MedImmune will have the right at its expense to prosecute patents for such intellectual property. MedImmune will pay half the cost of prosecution of patents for such intellectual property. Infinity will solely bear the cost of any license payments to specified third parties.

Prior to either party opting out of a project, and for two years after a party opts out of such project, neither party may, itself or through its affiliates, develop, market or sell a product for such project except pursuant to the agreement. Thereafter, the restrictions shall continue with respect to products that embody or use collaboration rights or Infinity’s intellectual property existing on the effective date of the agreement, which is directed to the development, use or sale of an active pharmaceutical ingredient of a product, or contain an active pharmaceutical ingredient for a product that was researched and/or developed prior to the applicable opt-out date.

If either party enters into a merger or acquisition agreement to (i) acquire a Hsp90 or Hedgehog pathway product ( an “acquired product”), or (ii) acquire a company or be acquired by a company and the combined company would have an acquired product, then, the party (or surviving company, if applicable) must, within six months of the date of the merger or acquisition agreement, either obtain the consent of the other party to the agreement to develop the acquired product or divest itself of the acquired product.

Indemnification. Each party agrees to indemnify the other for third party claims resulting from the indemnifying party’s: (a) intentional misrepresentation of the characteristics of a product as described on its label, (b) material breach of a representation or warranty made to the other party, and (c) intentional misconduct. Infinity has agreed to indemnify MedImmune with respect to specified potential patent infringement claims. Except with respect to these indemnity obligations, the parties have agreed to bear equally liability for third party claims arising out of the activities under the agreement prior to a party opting-out of the relevant project, regardless of whether the claim is brought before or after the opt-out. Following an opt-out by one party, the continuing party shall indemnify the opt-out party for all third party claims arising out of the activities following the opt-out date.

Term and Termination. The agreement will expire 60 years after the effective date of the agreement. Either party is permitted to terminate the agreement with respect to a product if it believes there are safety concerns with respect to such product and the parties do not agree on the course of action to be taken, in which case the terminating party gives up all rights in such product. The agreement terminates with respect to a project if both parties opt-out.

If a party materially breaches the agreement with respect to a project and does not cure the breach within a specified period of time, such breaching party is deemed to have opted-out of such project. If a party which opted-out of a project materially breaches the agreement, and does not cure the breach within a specified period of time, such breaching party shall no longer be entitled to royalties or milestones with respect to such product.

Infinity Financial Update

Assuming the merger with Discovery Partners closes and Discovery Partners’ net cash at closing is approximately $70 million, upon Infinity’s receipt of the license payment from MedImmune equal to $70 million, Infinity believes that it would have cash, cash equivalents and available-for-sale marketable securities sufficient to support its current operating plan at least through December 31, 2009, including the expenditures that Infinity will allocate to the joint development and commercialization program with MedImmune and the other planned expenditures discussed in the section titled “Infinity’s Managements Discussion and Analysis of Financial Condition and Results of Operations” in the joint proxy statement/prospectus to which this supplement relates.

THE STOCKHOLDER MEETINGS

The date, time and place of the stockholder meetings of Discovery Partners International, Inc. and Infinity Pharmaceuticals, Inc. have not changed and remain as follows:

For Discovery Partners stockholders: September 12, 2006 1:00 p.m., local time Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121	For Infinity stockholders: September 12, 2006 1:00 p.m., local time Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

As set forth in the joint proxy statement/prospectus, stockholders of Discovery Partners will be asked, at Discovery Partners’ special meeting of stockholders:

•	to approve the issuance of shares of Discovery Partners common stock in the merger;

•	to approve an amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split as described in the joint proxy statement/prospectus;

•	to approve an amendment to Discovery Partners certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”;

•	to approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that constitutes the entire board of directors from 10 to 12 directors;

•	to approve an amendment to Discovery Partners 2000 Stock Incentive Plan; and

•	to consider and vote upon an adjournment of the Discovery Partners special meeting, if necessary, to solicit additional proxies if these are not sufficient votes in favor of the merger proposal.

The Discovery Partners board of directors has determined and believes that the issuance of shares of Discovery Partners common stock in the merger and the other proposals described in the joint proxy statement/prospectus are advisable to, and in the best interest, of Discovery Partners and its stockholders, and recommends that the holders of Discovery Partners’ common stock vote “FOR” such proposals at the special meeting of stockholders of Discovery Partners.

As set forth in the joint proxy statement/prospectus, stockholders of Infinity will be asked, at Infinity’s special meeting of stockholders, to adopt the merger agreement and to approve the merger and to approve an adjournment of the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal. The Infinity board of directors has determined and believes that the merger is advisable to, and in the best interest of Infinity and its stockholders, and recommends that the Infinity stockholders vote “FOR” such proposals at the special meeting of stockholders of Infinity.

The board of directors of Discovery Partners has fixed August 1, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders of Discovery Partners, and any adjournment or postponement thereof. The board of directors of Infinity has fixed July 28, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders of Infinity and any adjournment or postponement thereof. Stockholders of record on such dates may vote in person at the applicable special meeting or vote by proxy using the proxy card enclosed with the joint proxy statement/prospectus or the proxy card enclosed herewith.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a Discovery Partners or Infinity stockholder of record, you may still attend the applicable special meeting and vote in person if you have already voted by proxy. Unless you have executed a voting agreement and irrevocable proxy, you may change your vote at any time before your proxy is voted at either the special meeting of Discovery Partners stockholders or the special meeting of Infinity stockholders. You can do this in one of three ways as described in greater detail under “The Special Meeting of Discovery Partners Stockholders – Voting and Revocation of Proxies” beginning on page 49 of the joint proxy statement/prospectus and “The Special Meeting of Infinity Stockholders – Voting and Revocation of Proxies” beginning on page 59 of the joint proxy statement/prospectus. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card or if you are a Discovery Partners stockholder, by telephone or via the Internet also. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of Discovery Partners common stock, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.

Discovery Partners has supplied all information contained in this supplement relating to Discovery Partners and Infinity has supplied all information in this supplement relating to Infinity.